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                                EXHIBIT 10.10

                      NATURE'S SUNSHINE PRODUCTS, INC.

                            STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (this "Agreement") is dated as of the __th day of _________________, 199_ (the "Award Date"), between NATURE'S SUNSHINE PRODUCTS, INC., a Utah corporation (the "Corporation"), and ("Employee").

         A. The Corporation has adopted, subject to the approval of the shareholders of the Corporation, the Nature's Sunshine Products, Inc. 1995 Stock Option Plan (the "Plan"); and

         B. Pursuant to the Plan and as evidenced by this Agreement, the Corporation has granted to Employee a certain stock option, defined in Section 1, hereof, which option is not intended as and shall not be deemed to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, as may be amended.

         NOW, THEREFORE, in consideration of services rendered and to be rendered by Employee for the Corporation, the Corporation and Employee hereby agree to the provisions set forth herein.

         1. Option Granted. This Agreement evidences the grant to Employee, as of the Award Date, subject to shareholder approval of the Plan, of an option to purchase an aggregate of ______________ (______) shares of Common Stock under the Plan subject to adjustment as provided in the Plan (the "Option").

         2. Exercise Price. The Option entitles Employee to purchase all or any portion of the Option shares at a price per share of ____ Dollars and ____ Cents ($____), exercisable from time to time, subject to the provisions of this Agreement and the Plan. Such price is the Fair Market Value of the shares on the Award Date.

         3. Exercisability of Option. The Option may be exercised beginning on ______________. To the extent Employee does not in any year purchase all or any portion of the shares to which Employee is entitled to purchase, Employee has the cumulative right thereafter to purchase any shares not so purchased and such right shall continue until the Option terminates. When the Option terminates for any reason, no additional shares may be purchased under this Option.

         4. Acceleration in Exercisability of Option. Notwithstanding anything to the contrary contained herein, the date of exercisability of the Option or a portion of the shares thereof as provided herein shall be accelerated to the later of (i) the date of shareholder approval of the Plan, (ii) July 20, 1996 or (iii) the twentieth day following the end of any quarter (beginning with the quarter of 199_), where the Corporation achieves (i) an increase in consolidated net income in such quarter of 25 percent over consolidated net income for the corresponding quarter in the preceding year, and (ii) an increase in consolidated sales revenue of 25 percent over consolidated sales for the corresponding

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             quarter in the preceding year.  The amount of shares subject to acceleration of exercisability shall be as follows: ____ shares for each full percent over 25 percent that consolidated net income in such quarter is increased over consolidated net income for the corresponding quarter for the preceding year. For example, if consolidated net income in the second quarter of 1996 is 28% higher than consolidated net income in the second quarter of 1995, then ____ shares subject to the Option shall be exercisable on July 20, 1996, the twentieth day following such quarter. For purposes of this Agreement, increases in consolidated net income and consolidated sales revenue shall be conclusively determined by the Committee applying generally accepted accounting principles consistently applied.

         5. Termination of Option. The Option shall terminate and be of no further force or effect upon any of the following:

             (i)   the tenth annual anniversary of the Award Date;

             (ii) three months (or such later date as the Committee may in its sole discretion specify) after termination of Employee's employment with the Corporation for any reason other than for cause (as determined by the Committee in its sole discretion), or Employee's death or disability (as determined by the Committee in its sole discretion);

             (iii) on the date of termination of Employee's employment with the Corporation if such termination is for cause (as determined by the Committee in its sole discretion);

              (iv) twelve months after termination of Employee's employment with the Corporation because of Employee's disability (as determined by the Committee in its sole discretion); or

              (vi) twelve months after Employee's death.

         6. Securities Laws. The Committee may from time to time impose such conditions on the exercise of the Option as it deems necessary or advisable to ensure that rights granted under the Plan satisfy the requirements of applicable federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to exercise the Option.

         7. Nontransferability of Option. The Option may not be transferred or assigned by Employee or exercised by anyone other than Employee except pursuant to (i) Employee's will, (ii) applicable laws of descent and distribution, or (iii) a QDRO.

         8. Interpretation. The Option and this Agreement are subject to, and the Corporation and Employee hereby agree to be bound by, all of the provisions of the Plan. Such provisions are incorporated herein and made a part hereof by this reference. Employee acknowledges receiving a copy of the Plan. Capitalized terms not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Plan.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Corporation:     Nature's Sunshine Products, Inc.

                 By ___________________________________________

                 Title ________________________________________

                 Employee: ____________________________________
                                      (Signature)

                 ______________________________________________
                                      (Address)

                 ______________________________________________